Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Renalytix AI plc 2020 Equity Incentive Plan and the Renalytix AI plc 2020 Employee Share Purchase Plan of our report dated September 28, 2023, with respect to the consolidated financial statements of Renalytix plc included in its Annual Report (Form 10-K) for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Iselin, New Jersey

September 28, 2023